EXHIBIT 10.9(d)

THIRD AMENDMENT

TO

ADVANCED MEDICAL OPTICS, INC.

401(K) PLAN

The ADVANCED MEDICAL OPTICS, INC. 401(k) PLAN (the “Plan”) is hereby amended as follows:

I.                                         Section 2.20 of the Plan is amended by renumbering subsection (g) as subsection (i) and by adding the following new subsection (g):

(g)         An Eligible Employee whose employment was transferred from Pfizer Inc. or a subsidiary of Pfizer Inc. to the Company in connection with the Stock and Asset Purchase Agreement between Pfizer Inc. and Advanced Medical Optics, Inc. dated as of April 21, 2004, as amended (the “Stock and Asset Purchase Agreement”), and who is classified or identified as such in the payroll records of the Company or in the Stock and Asset Purchase Agreement, hereinafter referred to as a “Pfizer Transferred Employee” for purposes of this paragraph, shall receive additional Credited Service for any accrued service under the qualified plans of Pfizer Inc. or a subsidiary of Pfizer Inc. but only to the extent required under the Stock and Asset Purchase Agreement.

II.                                     Section 2.20 of the Plan is amended further by adding the following new subsection (h):

(h)                         An Eligible Employee in the United States who was employed by Visx Incorporated or any of its subsidiaries on May 27, 2005, and who is classified or identified as such in the payroll records of the Company or in the Agreement and Plan of Merger between Visx Incorporated, Vault Merger Corporation and Advanced Medical Optics, Inc. dated as of November 9, 2004 (the “Merger Agreement”), hereinafter referred to as a “Visx Transferred Employee” for purposes of this paragraph, or an Eligible Employee whose employment with Visx Incorporated or any of its subsidiaries in the United States was terminated before May 27, 2005, hereinafter referred to as a “Former Visx Employee” for purposes of this paragraph, shall receive additional Credited Service under the Plan determined as follows:

(i)             A Visx Transferred Employee shall receive Credited Service for any period of employment with Visx Incorporated or any of its subsidiaries in the United States but only to the extent required under the Merger Agreement.

(ii)          A Former Visx Employee whose Employment Commencement Date is both prior to May 26, 2010 and within five (5) years of his or her Severance Date (as such term is defined under this

Plan) from Visx Incorporated or any of its subsidiaries in the United States shall receive Credited Service for any period of employment with Visx Incorporated or any of its subsidiaries in the United States, but only to the extent that such Former Visx Employee would have received Credited Service for such period(s) of employment or military service under the rules set forth in paragraphs (b), (c), (d), and (i) of this Section had he or she been employed by the Company during such period(s) or on a military leave of absence from the Company.

(iii)                                   Notwithstanding subparagraphs (i) and (ii) above, a Visx Transferred Employee or Former Visx Employee shall not receive duplicative credit for any period of employment with Visx Incorporated or any of its subsidiaries in the United States under subparagraph (i) and subparagraph (ii) above.

III.                                 Section 4.9 of the Plan is amended by adding the following new subsection (g):

(g)                                Notwithstanding paragraph (a) above, a former Eligible Employee pursuant to procedures as the Committee may prescribe (either in writing or practice) and subject to the provisions of this paragraph (g), may make a Direct Rollover Contribution or a Participant Rollover Contribution of an Eligible Rollover Distribution from the Visx Incorporated 401(k) Plan to the Plan. A Rollover Contribution made pursuant to this paragraph (g) shall be held in a separate Rollover Account for the former Eligible Employee, shall not be considered a Participant Deposit, and shall not share in any allocations of Company Contributions or Forfeitures under Section 6.3.

IV.                                 Section 5.3 is amended by renumbering subsection (d) as subsection (e) and by adding the following new subsection (d):

(d)                                For the 2005 Plan Year, the Company shall contribute and allocate, for each Participant set forth in Appendix C – Special Provisions for Transferred Pharmacia Employees, which is hereby attached and made a part of the Plan, a Profit Sharing Contribution in addition to the Profit-Sharing Contribution described in subsection (c) above which, when added to Forfeitures available after the application of Section 6.3, is equal to the allocation amount set forth for each such Participant in the attached Appendix C.

V.                                     Section 6.3(c) of the Plan is amended as follows:

(c)                                 Profit Sharing Contributions shall be allocated to the Profit Sharing Accounts of eligible Participants at such times and in such amounts as provided in Section 5.3(c) and 5.3(d).

VI.                                 Section 8.6(a) of the Plan is amended as follows:

(a)                                 In no event shall any benefits under the Plan, including benefits upon retirement, Severance, or Disability, be paid (or commence to be paid) to a Participant prior to Normal Retirement Age unless the Participant consents in writing to the payment (or commencement of payment) of such benefits prior to Normal Retirement Age. Notwithstanding the foregoing, the provisions of this paragraph shall not apply (i) following the Participant’s death, or (ii) with respect to a lump sum distribution of the vested portion of a Participant’s Accounts if the total amount of such vested portion does not exceed $1,000 ($5,000 for distributions made prior to March 28, 2005). For purposes of clause (ii), Rollover Contributions and the earnings thereon, shall be included in determining the value of the vested portion of a Participant’s Account for distributions made after December 31, 2001 with respect to Participants who incur a Severance after December 31, 2001.

VII.                             Section 8.4 of Appendix A of the Plan is amended as follows:

8.4                                Plan Section 8.6(a). Notwithstanding the provisions of Plan Section 8.6(a) entitled “Distribution Rules,” in the case of a Puerto Rico-based Participant in no event shall any benefits under the Plan, including benefits upon retirement, Severance, or Disability, be paid (or commence to be paid) to a participant prior to the “Consent Date” (as defined herein) unless the Participant consents in writing to the payment (or commencement of payment) of such benefits prior to said Consent Date. As used herein, the term “Consent Date” shall mean the later of (i) the Participant’s 62nd birthday, or (ii) the Participant’s Normal Retirement Age. Notwithstanding the foregoing, the provisions of this Paragraph shall not apply (i) following the Participant’s death, or (ii) with respect to a lump sum distribution of the vested portion of a Participant’s Accounts if the total amount of such vested portion does not exceed or has never exceeded $1,000.

IN WITNESS WHEREOF, Advanced Medical Optics, Inc. hereby executes this Third Amendment to the Advanced Medical Optics, Inc. 401(k) Plan on this   28th   day of December, 2005.

ADVANCED MEDICAL OPTICS, INC.

BY:	/s/ AIMEE S. WEISNER
Aimee Weisner
Corporate Vice President, General Counsel, and Secretary